Exhibit 99.1

Press Release

La Cortez Energy Provides Operational Update

Source: La Cortez Energy, Inc., on Monday April 12, 2010, 4:00 am EDT

BOGOTA, Colombia, April 12 /PRNewswire-FirstCall/ -- La Cortez Energy, Inc.  ("La Cortez") (OTC Bulletin Board: LCTZ.OB) is pleased to provide the following operational update:

Maranta Block – Mirto 1 well

Emerald Energy Plc. ("Emerald"), the operator of the Maranta Block where La Cortez will hold a 20% working interest (Emerald will request the previous approval of the ANH for such interest assignment), has completed a workover job on the Mirto-1 well on March 6, 2010, which attempted to isolate a water production formation. It is believed that water is coming into the well through poor cement bonding behind casing as observed in the "Cement Bond Log". After a technical meeting held with the operator on March 25 to evaluate the workover results obtained in the last two weeks, La Cortez has concluded that the attempt to isolate the water production formation was not successful; therefore, both the operator and La Cortez have decided to continue producing from the well with a high water cut. It is planned that after the Mirto-2 appraisal well has been drilled and completed, a new intervention in Mirto-1 well will be executed to increase perforation density of the producing "U" sand to increase total production capacity of the well.

Emerald and La Cortez continue to believe that despite the mechanical problems encountered in the Mirto-1 well, there is sufficient accumulation of hydrocarbons in the area to merit the drilling of at least two additional wells. Consequently, civil works (access roads and rig locations) for the two appraisal wells planned for this year are underway. The location for Mirto-2 is almost completed, and it is expected to be ready by the end of first week of April. The drilling rig has been contracted out, and the contractor will initiate mobilization during the second week of April. Mobilization is expected to take at least three weeks; therefore, the estimated spud date of the Mirto-2 appraisal well is expected by late April or early May.

The Maranta block covers an extension of 36,608 hectares in the foreland of the Putumayo Basin in Southwest Colombia. Emerald's contract for this block was signed with the ANH on September 12, 2006.

The Mirto-1 well reached the intended total depth of 11,578 ft on July 21, 2009, with oil and gas shows recorded across the target reservoirs. Flow testing operations were completed in the Villeta U sand interval (encountered at a depth of 11,030 feet) produced an average oil rate of 732 barrels of oil per day (bopd) of 32.5º API crude over a 48 hour period with a low average water production (water cut of 26%). An interval of 20 feet at the top of the sand was flow tested through a 128/64 inch choke, under artificial lift using a jet pump. The Villeta N sand, the upper most of the sands tested in this well, produced oil of 15 º API (American Petroleum Institute) at an average rate of 247 bopd over a 48 hour period, under artificial lift using a jet pump and through a 128/64 inch choke, with an average water cut of 64%.

The well was completed with an Electric Submersible Pump (ESP) at 7,043 feet on October 4, 2009. Since then, the well has been on a production test of the Villeta U sand interval at a current stabilized average rate of 145 bopd gross of good quality oil (31.5 º API) with an average BS&W (basic sediment and water) of 82%, mainly due to the unsolved poor cement bonding problem mentioned above.

A total of 29 km(2) of 3D seismic was acquired over the Mirto area to determine the position the appraisal wells to be drilled during the 1st half of this year.

Putumayo-4 Block

After reprocessing 1300 km of old seismic, which confirmed the potential of at least 7 leads in the block, both Petroleos del Norte S.A. ("Petronorte"), a subsidiary of Petrolatina Plc. (AIM: PELE), as operator of the block, and La Cortez have continued working on determining the number and location of indigenous people and communities in the area along with representatives from the Ministry of the Interior. This information is being used to define the layout of the 103 Km of 2d seismic acquisition expected to take place by 2nd half of this year, as well as for obtaining the environmental permit for the drilling of the exploratory well.

Under the terms of the contract signed with the ANH, the acquisition of 103 km of seismic, the drilling of an exploratory well and additional work for a value of US$ 1.60 Million have to be conducted before September 2012, when the 3-year term of Phase I ends.

The Putumayo 4 block covers an extension of 51,333 hectares located in the Putumayo Basin. The Putumayo basin is considered one of the areas with the most exploratory potential in Colombia and is quickly becoming a prolific hydrocarbon producer.

Rio de Oro and Puerto Barco Fields

After completion of the acquisition of Avante Petroleum Colombia S.a.r.l. ("Avante Colombia") on March 4, La Cortez through Avante Colombia has continued to conduct social activities in the area, and it has defined a potential long term activity program / investment in conjunction with its joint venture partner Vetra Exploracion y Produccion S.A.

La Cortez's acquisition of Avante Colombia was in exchange for common stock of La Cortez.  The purchase includes Avante Colombia's Colombian branch, Avante Colombia Ltd Sucursal. Avante Colombia holds interests in oil fields covering 11,535 acres in the Catatumbo region in northeast Colombia. Avante Colombia currently has a 50% participation interest and is the operator of the Rio de Oro and Puerto Barco production contracts with Ecopetrol in the Catatumbo area, under an operating joint venture with Vetra Exploracion y Produccion S.A.  Under the terms of the stock purchase agreement, La Cortez and Avante have also agreed to enter into a joint venture to develop further exploration opportunities in Colombia.

Andres Gutierrez, President and CEO of La Cortez, commented on the update, "We continue to be very optimistic about the potential of the Mirto area and the other areas in which we are currently involved.  We are concentrating our efforts on having a steady oil production by the end of this year. We continue with our activities of business development in other areas of Colombia with several opportunities being evaluated."

About La Cortez Energy, Inc.

La Cortez Energy, Inc., is an early stage oil and gas exploration and production company currently pursuing a business strategy in the energy sector in South America, with an initial focus on identifying oil and gas exploration and production opportunities in Colombia. To that end, the Company has established a branch, La Cortez Energy Colombia, Inc., with offices in Bogotá, Colombia, and recently signed a Joint Operating Agreement for a 50% working interest in the Putumayo-4 block and a farm-in agreement for a 20% working interest in the Maranta block, both in Colombia.

For more information, please contact the Company's Investor Relations department at 941-870 5433 or by email info@lacortezenergy.com

http://www.lacortezenergy.com/

Forward-Looking Statements

Certain statements in this news release are forward-looking statements.  These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "proposes", "may", "could", "should", "anticipates", "estimates", "likely", "possible", "potential", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information and assumptions of management. The proposed acquisition of Avante Colombia is subject to a number of conditions which may not be satisfied, and there can be no assurance that it will be consummated, nor can there be any assurance that the Rio de Oro and Puerto Barco exploration and production contracts will be successfully developed.  Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company, including, but not limited to, the Company's ability to identify other corporate acquisition and/or joint venture opportunities in the energy sector in Colombia, Peru and Brazil and, more generally, in Latin America, and to establish the technical and managerial infrastructure, and to raise the required capital, to take advantage of, and successfully participate in such opportunities, future economic conditions, political stability and energy prices. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.